EX-28.h.6

Nationwide Financial Services, Inc.

One Nationwide Plaza

Columbus, Ohio 43215

March 1, 2023

Nationwide Mutual Funds

One Nationwide Plaza

Columbus, Ohio 43215

Re:	Administrative Services Fee Waiver

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Nationwide Financial Services, Inc. (“NFS”) agrees that, with respect to the Nationwide Government Money Market Fund, a series of Nationwide Mutual Funds, NFS shall waive all or a portion of the Administrative Services Fee in an amount that may vary in order to ensure that each class of the Nationwide Government Money Market Fund maintains each day a stable net asset value per share of $1.00, for the period from the date of this Agreement through February 29, 2024. NFS acknowledges that NFS shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Nationwide Financial Services, Inc.

By:	/s/ Steven D. Pierce
Name: Steven D. Pierce
Title: VP, Product & Business Development - IMG

Your signature below acknowledges acceptance of this Agreement:

Nationwide Mutual Funds

By:	/s/ Allan J. Oster
Name: Allan J. Oster
Title: Assistant Secretary
Date: March 1, 2023